Exhibit 99.1

Compass Diversified Holdings Declares Fourth Quarter 2021 Distributions on Common and Series A, B and C Preferred Shares

Westport, Conn., January 3, 2022 – Compass Diversified (NYSE: CODI) (“CODI” or the Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.25 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended December 31, 2021 is payable on January 20, 2022 to all holders of record of Common Shares as of January 13, 2022.
“We are excited to begin our first full year treated as a corporation for U.S. federal income tax purposes,” said Elias Sabo, CEO of CODI. “With the removal of certain administrative requirements for our shareholders, we expect to be able to expand our shareholder base and improve the likelihood of our stock’s inclusion within stock indices. CODI is now entering its next stage of growth and we are confident that our simplified tax structure puts us in position to unlock substantial long-term value for our shareholders.”
As previously announced and disclosed by CODI, the reduction in the fourth quarter common distribution is a result of the Company’s tax reclassification which became effective on September 1, 2021 and the assumption of corporate tax liability. The 2021 Schedule K-1, which is anticipated to be issued to shareholders in late February 2022, will represent shareholder tax liability from the beginning of 2021 through the Company’s tax reclassification, and is expected to be the final Schedule K-1 distributed by the Company.
CODI’s common and preferred cash distributions should constitute “qualified dividends” for U.S. federal income tax purposes to the extent paid from “earnings and profits” (as determined under U.S. federal income tax principles), provided that the requisite holding period is met. To the extent that the amount of the cash distributions exceeds earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the shares, and thereafter be treated as capital gain from the sale or exchange of such shares.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, October 30, 2021, up to, but excluding, January 30, 2022. The distribution for such period is payable on January 30, 2022 to all holders of record of Series A Preferred Shares as of January 15, 2022. The payment will occur on January 31, 2022, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, October 30, 2021, up to, but excluding, January 30, 2022. The distribution for such period is payable on January 30, 2022 to all holders of record of Series B Preferred Shares as of January 15, 2022. The payment will occur on January 31, 2022, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred

Shares covers the period from, and including, October 30, 2021, up to, but excluding, January 30, 2022. The distribution for such period is payable on January 30, 2022 to all holders of record of Series C Preferred Shares as of January 15, 2022. The payment will occur on January 31, 2022, the next Business Day following the payment date.
About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.
Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.
Our ten majority-owned subsidiaries are engaged in the following lines of business:
•The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);
•The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);
•The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);
•The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);
•The design, engineering and marketing of dial-based fit systems systems delivering a scientifically proven performance advantage for athletes (BOA Technology);
•The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);
•The design, manufacture, and marketing of high-end, one-of-a kind jewelry (Lugano Diamonds);
•The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);
•The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and
•The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “seek,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020, as supplemented by the risk factor discussion in the Form 10-Q filed by CODI with the SEC for the quarter ended September 30, 2021, as supplemented by the risk factor discussion in the Form 10-Q filed by CODI with the SEC for the quarter ended September 30, 2021, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Kate Thompson / Lyle Weston
212-355-4449